                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                               (Amendment No.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement
[_]  Confidential, for Use of the Commission Only (as permitted by
     Rule 14a-6(e)(2)

[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                  THE HARTFORD FINANCIAL SERVICES GROUP, INC.
                  -------------------------------------------
                (Name of Registrant as Specified In Its Charter)


    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     1.   Title of each class of securities to which transaction applies:
     2.   Aggregate number of securities to which transaction applies:
     3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
     4.   Proposed maximum aggregate value of transaction:
     5.   Total fee paid:

[_]  Fee paid previously with preliminary materials

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1.  Amount Previously Paid:
     2.  Form, Schedule or Registration Statement No.:
     3.  Filing Party:
     4.  Date Filed:

                  THE HARTFORD FINANCIAL SERVICES GROUP, INC.

  1998 NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

                March 31, 1998

                Dear Shareholder:

                I am pleased to invite you to attend the 1998 annual meeting of shareholders of The Hartford Financial Services Group, Inc. to be held at 9:00 a.m. on Thursday, May 21, 1998 at the Sheraton Chicago Hotel & Towers in Chicago, Illinois. We hope that you will participate in the annual meeting either by attending and voting in person or by completing and returning the enclosed proxy as promptly as possible. Your vote is important.

                The accompanying notice of annual meeting and proxy statement provide information about the matters to be acted upon by The Hartford's shareholders. The proxy statement also contains information about the role and responsibilities of the Board of Directors and the committees of the Board and provides important information about each nominee for election as a director.

                Sincerely yours,

                Ramani Ayer
                Chairman, President and
                Chief Executive Officer

                  THE HARTFORD FINANCIAL SERVICES GROUP, INC.

                 NOTICE OF 1998 ANNUAL MEETING OF SHAREHOLDERS

  The annual meeting of the shareholders (the "Annual Meeting") of The Hartford Financial Services Group, Inc. (the "Company") will be held on Thursday, May 21, 1998 at 9:00 a.m. at the Sheraton Chicago Hotel & Towers, 301 East North Water Street, Chicago, Illinois, for the following purposes:

     1. to elect a Board of Directors;

     2. to amend the Company's certificate of incorporation to increase the number of the Company's authorized shares of common stock.

     3. to ratify the appointment of Arthur Andersen LLP as independent auditors of the Company for the fiscal year ending December 31, 1998; and

     4. to act upon such other matters as may properly come before the Annual Meeting.

  Only shareholders of record at the close of business on March 24, 1998 are entitled to notice of, and to vote at, the Annual Meeting.

                                                Michael O'Halloran

                                                  Vice President
                                                   and Secretary

March 31, 1998

                  THE HARTFORD FINANCIAL SERVICES GROUP, INC.
                               690 ASYLUM AVENUE
                              HARTFORD, CT 06115

                               ----------------

                                PROXY STATEMENT

                        ANNUAL MEETING OF SHAREHOLDERS
                                 MAY 21, 1998

                               ----------------

                              GENERAL INFORMATION

  The accompanying proxy is solicited by the Board of Directors of The Hartford Financial Services Group, Inc. (the "Company" or "The Hartford") in connection with the annual meeting of shareholders of the Company to be held on Thursday, May 21, 1998 at 9:00 a.m. at the Sheraton Chicago Hotel & Towers, 301 East North Water Street, Chicago, Illinois, and at any adjournment or postponement thereof (the "Annual Meeting"). This Proxy Statement and the accompanying proxy card are first being sent to shareholders on or about March 31, 1998.

VOTING RIGHTS

  Only shareholders of record on March 24, 1998 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting. As of March 2, 1998, there were 117,836,964 shares of the Company's common stock ("Common Stock") outstanding. Each shareholder is entitled to one vote for each share of Common Stock registered in that person's name as of the Record Date.

VOTING BY PROXY

  When you return a proxy card that is properly signed, the shares of Common Stock represented by the proxy will be voted as you specify on the proxy card. As to the election of directors, by marking the appropriate box you may (a) vote for all of the director nominees as a group except those nominees whose names you specify on the card, or (b) withhold your vote from all nominees as a group. As to each other item, you may vote "for" or "against" the item or "abstain" from voting by marking the appropriate box.

  If you properly sign and return your proxy card but do not specify any choices you will thereby confer authority upon the persons named as proxies to vote your shares in their discretion. The proxy also confers discretionary authority on these individuals to vote your shares of Common Stock on (1) any matter that was not known on the date of this Proxy Statement but is presented at the Annual Meeting, including voting on the nomination or election of any person not identified in this Proxy Statement as a nominee for election as a director; and (2) any shareholder proposal that has been omitted from this Proxy Statement pursuant to the proxy regulations of the Securities and Exchange Commission ("SEC") but is presented at the Annual Meeting.

  Your vote is important and the Board of Directors urges you to exercise your right to vote. Whether or not you plan to attend the Annual Meeting, you can assure that your shares are voted by properly completing, signing, dating and returning the enclosed proxy card. You may revoke your proxy at any time before it is exercised by giving written notice thereof to the Secretary of the Company, by submitting a subsequently dated and properly signed proxy, or by attending the Annual Meeting and revoking the proxy. Your attendance at the Annual Meeting will not by itself revoke your proxy.

  Shares of Common Stock held in the Hartford Investment and Savings Plan ("ISP") and in the Company's Deferred Restricted Stock Unit Plan ("Stock Unit Plan") are held of record and are voted by the trustees of the ISP and the Stock Unit Plan, respectively. Shares of Common Stock held in the Company's Employee Stock Purchase Plan ("ESPP") are held of record by the ESPP's administrator, Dean Witter Trust Company ("Dean Witter"), and are voted by Dean Witter. Participants in the ISP, the Stock Unit Plan and the ESPP may direct the trustees and Dean Witter as to how to vote shares allocated to their ISP, Stock Unit Plan and ESPP accounts by properly signing, completing and returning the enclosed proxy card. The ISP and Stock Unit Plan trustees will vote shares as to which they have not received direction in accordance with the terms of the ISP and the Stock Unit Plan.

                                    ITEM 1
                             ELECTION OF DIRECTORS

  A Board of twelve directors is to be elected at the Annual Meeting to serve until the next annual meeting and until their successors are elected and qualified. There are currently thirteen directors serving on the Board, twelve of whom have been nominated for reelection as directors at the Annual Meeting. Arthur A. Hartman is retiring from the Board of Directors effective on the date of the Annual Meeting, and therefore, will not seek reelection. In addition, Robert W. Selander has also been nominated for reelection to the Board of Directors at the Annual Meeting. Mr. Selander was elected as a director by the Board of Directors effective March 1, 1998.

  Unless there is a contrary indication, shares of Common Stock represented by valid proxies will be voted for the election of all nominees. The Board has no reason to believe that any nominee will be unable to serve as a director. If for any reason a nominee should become unable to serve, the shares represented by valid proxies will be voted for the election of such other person as the Board may recommend, or the Board may reduce the number of directors to eliminate the vacancy.

  Set forth below is certain information about each director and nominee for election as a director, including information regarding his or her background for at least the past five years.

DIRECTORS AND NOMINEES

            BETTE B. ANDERSON

              Mrs. Anderson, 69, has served as a director since 1995. She joined Kelly, Anderson, Pethick & Associates, Inc., a Washington based management firm, in 1990 and served as President effective January 1, 1991 until January 1996, when she became Vice Chairperson. Mrs. Anderson was formerly a partner in the public affairs company of Anderson, Benjamin, Read & Haney. She was Undersecretary of the Treasury from 1977 to 1981. Mrs. Anderson was affiliated for twenty-seven years with the Citizens and Southern National Bank of Savannah, having served as a Vice President until she assumed the Treasury post. Mrs. Anderson is a director of American Bank Note Corporation, ITT Educational Services, Inc., United Payors & Providers, the Miller Foundation at the University of Virginia and a member of the Advisory Council of Girl Scouts of America. She attended Georgia Southern and Armstrong State Colleges and is a graduate of the Stonier Graduate School of Banking at Rutgers University.

  [ART]


            RAND V. ARASKOG

              Mr. Araskog, 66, has been a director since 1985. He served as an executive officer of ITT Corporation ("ITT") until ITT split into three separate public companies in a spin-off transaction that occurred effective December 19, 1995 (the "ITT Spin-Off"). He was Chief Executive officer of ITT since 1979, Chairman since 1980 and President since March 1991. After the ITT Spin-Off, Mr. Araskog became Chairman and Chief Executive of the new ITT Corporation, formerly an ITT subsidiary called ITT Destinations, Inc., until his retirement in February 1998. He is a director of ITT Industries, Inc., Alcatel Alsthom of France, Dow Jones & Company, Inc., Rayonier, Inc., Shell Oil Company and ITT Educational Services, Inc. He is a member of The Business Council and the Business Roundtable. Mr. Araskog is a graduate of the U.S. Military Academy at West Point and attended the Harvard Graduate School of Arts and Sciences.

  [ART]

            RAMANI AYER

              Mr. Ayer, 50, has been a director since 1991, and became
            Chairman, President and Chief Executive Officer of the Company on February 1, 1997. Prior to that, he served as an Executive Vice President of the Company since the ITT Spin-Off in December 1995. Mr. Ayer has been President and Chief Operating Officer of Hartford Fire Insurance Company ("Hartford Fire"), the Company's principal property and casualty insurance subsidiary, since 1991 and previously served as Executive Vice President of Hartford Fire from 1990 to April 1991 and Senior Vice President from 1989 to 1990. He is also Chairman of Hartford Life, Inc. ("Hartford Life"), a public company that is majority-owned by the Company and operates its life insurance, annuity and related businesses. Mr. Ayer joined the Company in 1973 as a member of the operations research department. During his career, he has been Director of corporate reinsurance, Vice President of HartRe, the Company's reinsurance subsidiary, and President of Hartford Specialty Company. He is Vice Chairman of the American Insurance Association, a member of the Listed Company Advisory Committee to the New York Stock Exchange Board of Directors, and serves on the Boards of the American Institute for CPCU/IIA, and the Insurance Information Institute. Mr. Ayer is a director of Hartford Hospital, the Greater Hartford Chamber of Commerce, and is a trustee of the Mark Twain House in Hartford, Connecticut. He is also a member of the Business Roundtable.

  [ART]


            ROBERT A. BURNETT

              Mr. Burnett, 70, became a director of the Company in 1995. He served as Chairman of Meredith Corporation from 1988 until his retirement in 1992, and served as President and Chief Executive Officer from 1977 and relinquished the latter office in 1989. Mr. Burnett is a director of ITT Industries, Inc., and Whirlpool Corporation. He is a member of the Board of Trustees of Grinnell College, Grinnell, Iowa. He is also a director of the Greater Des Moines Committee and the Des Moines Art Center. Mr. Burnett has a B.A. degree in economics from the University of Missouri.

  [ART]


            DONALD R. FRAHM

              Mr. Frahm, 66, served as Chairman, President and Chief Executive
            Officer of the Company from April 1988 until his retirement on January 31, 1997 and has been a director since 1985. Mr. Frahm is a director of Hartford Life, Hartford Hospital, University of Hartford and the Greater Hartford Chamber of Commerce. He is also a corporator of Connecticut Children's Medical Center.

  [ART]


            PAUL G. KIRK, JR.

              Mr. Kirk, 60, has served on the Board of Directors since 1995.
            He became a partner in the law firm of Sullivan & Worcester in 1977 and is presently of counsel to the firm. Mr. Kirk served as Chairman of the Democratic Party of the United States from 1985 to 1989 and as Treasurer from 1983 to 1985. Following his resignation in 1989 as Chairman of the Democratic Party of the United States, he returned to Sullivan & Worcester as a partner in general corporate practice at the firm's Boston and Washington offices. Mr. Kirk is a director of Hartford Life and Kirk & Associates, Inc., of which he also is Chairman and Treasurer. He is also a director of Bradley Real Estate, Inc. and Rayonier, Inc. Mr. Kirk is Co-chairman of the Commission on Presidential Debates, Chairman of the John F. Kennedy Library Foundation Board of Directors, Chairman of the Board of Directors of the National Democratic Institute for International Affairs, and a trustee of Stonehill College and St. Sebastian's School. He is a graduate of Harvard College and Harvard Law School.

  [ART]

            ROBERT W. SELANDER

              Mr. Selander, 47, was elected as a director effective March 1,
            1998. Since May 1997, he has served as the President and Chief Executive Officer of MasterCard International. For three years prior to this, Mr. Selander was an Executive Vice President of MasterCard International and President of MasterCard's Europe, Middle East/Africa and Canada regions. Before joining MasterCard, he served for over twenty years in positions of increasing responsibility at Citicorp/Citibank, N.A, including having served as director of Global Retail Strategy and director of the bank's Diners Club International credit card business in the United States, Canada, United Kingdom, Germany and Benelux. Mr. Selander is a graduate of Cornell University and has a master's degree in business from Harvard University.

  [ART]


            LOWNDES A. SMITH

              Mr. Smith, 58, has served as a director of the Company since
            1991. He became Vice Chairman of the Company on February 1, 1997 and is President and Chief Executive Officer and a director of Hartford Life. He also served as an Executive Vice President of the Company since the ITT Spin-Off in December 1995 until his appointment as Vice Chairman and served as President and Chief Operating Officer of the Company's life insurance companies since 1989. Prior to that time, he served as Senior Vice President and Group Controller for all companies owned or operated by the Company. Mr. Smith joined the Company in 1968 as a member of the corporate accounting department. In 1972 he was appointed the Secretary and Director of corporate accounting. He was elected Assistant Vice President in 1974, and he was named Controller in 1977. Mr. Smith is a director of the Connecticut Children's Medical Center.

  [ART]


            H. PATRICK SWYGERT

              Mr. Swygert, 55, was elected to the Board of Directors in 1996.
            He has been President of Howard University, Washington, D.C., since August 1995. Prior to that, he was President of the University at Albany, State University of New York, since 1990. Mr. Swygert received his undergraduate and law degrees from Howard University, has been a visiting professor and lecturer abroad and is the author of numerous articles and publications on higher education and the law. He is a member of the Board of Directors of Hartford Life and The Victory Funds, Cleveland, Ohio. Mr. Swygert is Chairman of the Washington, D.C. Area Consortium of Colleges and Universities, a trustee of the Institute of Public Administration and a member of the Commission on Women in Higher Education and the Capital District Martin Luther King, Jr. Commission.

  [ART]


            DEROY C. THOMAS

              Mr. Thomas, 72, has been a director since 1995. He was a partner of LeBoeuf, Lamb, Greene & MacRae, a law firm in New York, New York, from 1991 through December 31, 1994. He was President, Chief Operating Officer and a director of ITT from 1988 to 1991, and from 1983 to 1988 he was Vice Chairman and Chief Operating Officer, ITT Diversified Services, and Chairman and Chief Executive Officer of the Company. He is a director of Hartford Life, Houghton Mifflin Company, Connecticut Health Services and MedSpan, Inc. He is also a former trustee of Fordham University, Wheelock College, University of Hartford, Hartford Hospital and CT Health System. Mr. Thomas is President of Goodspeed Opera House and former Chairman of the Old State House Association.

  [ART]

            GORDON I. ULMER

              Mr. Ulmer, 65, has been a director since 1995. He is former
            Chairman and Chief Executive Officer of the former Connecticut Bank and Trust Company ("CBT") and retired President of the former Bank of New England Corporation, the former holding company of CBT ("BNEC"). He joined CBT in 1957 and held numerous positions before being elected President and a director in 1980 and Chairman and Chief Executive Officer in 1985. In 1988 he was elected President of BNEC, and retired as President in December 1990. Mr. Ulmer also serves as a director of Hartford Life, Rayonier, Inc., and the Old State House Association. He is a graduate of Middlebury College, the American Institute of Banking and Harvard Business School Advanced Management Program and attended New York University's Graduate School of Engineering.

  [ART]


            DAVID K. ZWIENER

              Mr. Zwiener, 43, has been Executive Vice President and Chief
            Financial Officer of the Company since August 1995, and was elected to the Board of Directors in 1997. He previously served as Executive Vice President and Chief Financial Officer of ITT Financial Corporation since March 1993. From November 1987 to February 1993, Mr. Zwiener served as Senior Vice President and Treasurer, and Executive Vice President--Capital Markets Division, of Heller International Corporation. He is also a director of Hartford Life.

  [ART]


                   THE BOARD OF DIRECTORS AND ITS COMMITTEES

  The Board of Directors is responsible for establishing broad corporate policies and for overseeing the overall performance of the Company. The Board reviews significant developments affecting the Company and acts on matters requiring Board approval. During 1997, the Board held eleven meetings. The standing committees of the Board are the Audit, Compensation and Personnel, Finance, Legal and Public Affairs, and Nominating committees, each of which is comprised solely of directors who are not officers of, or otherwise employed by, the Company or any of its subsidiaries. Set forth below is a description of the duties of each committee and its members.

  The Audit Committee recommends the selection of independent auditors for the Company, confirms the scope of audits to be performed by such auditors, reviews audit results and internal accounting and control procedures and policies, and reviews the fees paid to the Company's independent auditors. The Committee reviews and recommends approval of the audited financial statements of the Company and the annual report on Form 10-K that is filed with the SEC. It also reviews the expense accounts of senior executives. The members of the Audit Committee are Messrs. Burnett, Kirk (Chairman), Selander, Swygert and Ulmer. During 1997, the Committee held five meetings.

  The Compensation and Personnel Committee evaluates senior management performance and establishes executive compensation policies. Mrs. Anderson and Messrs. Burnett, Hartman and Ulmer (Chairman) are the members of the Committee. The Committee held eight meetings during 1997.

  The Finance Committee is responsible for reviewing capital expenditures and appropriations and maximizing the effective use of the Company's and its subsidiaries' assets. This includes directing the investment allocation and risk management policies of the Company. The members of the Committee are Mrs. Anderson and Messrs. Araskog, Frahm, Selander, Thomas (Chairman) and Ulmer. During 1997, the Committee held three meetings.

  The Legal and Public Affairs Committee reviews and considers major claims and litigation, and legal, regulatory, patent and related governmental policy matters affecting the Company and its subsidiaries. The Committee reviews and approves management policies and programs relating to compliance with legal and regulatory requirements, business ethics and environmental matters. The Committee also reviews and defines the

Company's social responsibilities, including issues of significance to the Company, its shareholders and employees. The members of the Committee are Mrs. Anderson and Messrs. Hartman (Chairman), Kirk, Swygert and Thomas. The Committee held three meetings during 1997.

  The Nominating Committee makes recommendations concerning the organization, size, and composition of the Board and its committees, proposes nominees for election to the Board and its committees and considers the qualifications, compensation, and retirement of directors. The Committee's members are Messrs. Araskog, Burnett (Chairman), Hartman and Kirk. During 1997, the Committee held four meetings. The Nominating Committee will consider nominations of persons for election as directors that are submitted by shareholders in writing in accordance with certain requirements set forth in the Company's bylaws.

  In 1997, no director failed to attend at least seventy-five percent of all meetings of the Board of Directors and of the committees of which he or she was a member.

DIRECTORS' COMPENSATION

  STANDARD FEES. Members of the Board of Directors who are employees of the Company or its subsidiaries are not compensated for service on the Board or any of its committees. The current compensation for non-employee directors consists of an annual retainer fee of $30,000 payable solely in restricted shares of Common Stock pursuant to The Hartford 1996 Restricted Stock Plan for Non-Employee Directors (the "Non-Employee Directors Plan") described below, a $1,000 fee for each meeting of the Board attended and a $1,000 fee for each committee meeting attended. Beginning immediately after the Annual Meeting, the annual retainer for non-employee directors will be $40,000, payable in restricted shares of Common Stock, and the fee for each Board and committee meeting attended will be $1,500 and $1,200, respectively. Directors are also reimbursed for travel and related expenses incurred on behalf of the Company.

  RESTRICTED STOCK PLAN. Under the Non-Employee Directors Plan, non-employee directors receive grants of shares of restricted Common Stock as payment for their annual retainer fee. Restricted stock grants are made automatically on the date of each annual meeting of shareholders to each non-employee director elected at, or continuing in office following, the annual meeting. The number of shares of restricted stock is determined by dividing the annual retainer for the year of the award by the fair market value of the Common Stock as reported on the New York Stock Exchange ("NYSE") as of the date of the award.

  Non-employee directors receiving restricted stock may not sell, assign or otherwise dispose of the stock until the restriction period ends. The restriction period ends upon the earliest of: (i) five years after the grant date, (ii) retirement at age seventy-two, (iii) a "change of control" (as defined in the plan) of the Company (iv) death, (v) disability, or (vi) resignation under certain circumstances, as set forth in the plan. If a non-employee director resigns other than under such circumstances before the restriction period ends, he or she will forfeit his or her restricted shares.

  STOCK OPTIONS. Beginning with the Annual Meeting, each non-employee director elected at, or continuing in office following, each annual meeting of shareholders will be granted on the annual meeting date an option to purchase 1,000 shares of Common Stock at an exercise price equal to the closing price per share of the Common Stock on the NYSE as of the date of grant. Each option may be exercised to purchase one-third of the shares underlying the option after two years from the date of grant and will become fully exercisable after three years from the date of grant. The maximum term of each option will be ten years and two days from the date of grant and any unexercised portion will terminate within a certain period of time after a director's termination of service on the Board, depending upon the reason for the termination.

  INSURANCE. The Company provides non-employee directors with $100,000 of group life insurance coverage and $750,000 of accidental death and dismemberment and permanent total disability coverage while they are serving on the Board. Non-employee directors may purchase additional benefits under these policies.

              REPORT OF THE COMPENSATION AND PERSONNEL COMMITTEE
                           ON EXECUTIVE COMPENSATION

  This report sets forth the executive compensation policies of the Compensation and Personnel Committee (the "Committee") of the Company's Board of Directors and discusses the 1997 compensation of the Company's Chief Executive Officer and certain other executive officers. Following this report is a Summary Compensation Table that sets forth all 1997 compensation earned by, and awarded or paid to, Donald R. Frahm and Ramani Ayer, who each served as Chief Executive Officer during a portion of 1997, and the other Named Executives (defined below) included in that table. Other tables following this report provide information on stock option and other long-term performance grants, and a performance graph compares the cumulative total return on the Common Stock to the cumulative total returns of the S&P 500 Index and an index consisting of peer insurance companies.

COMMITTEE ROLE IN OVERSEEING EXECUTIVE COMPENSATION POLICY

  A primary role of the Committee is to determine and oversee the administration of compensation for the Company's executives, including its senior executive officers ("Senior Executives"). In this capacity, the Committee is dedicated to ensuring that the Company's compensation policies and practices are used effectively to support the achievement of the Company's short-term and long-term business objectives.

  There are several principles that guide the Committee in its decision-making capacity. The Committee:

 . Adheres to a pay-for-performance philosophy, ensuring that aggregate compensation levels paid to Senior Executives reflect the extent to which the Company's key operating goals are met.

 . Reinforces the central importance of shareholder value creation by relying heavily on compensation programs that deliver value to Senior Executives only when shareholders realize corresponding gains.

 . Encourages the acquisition of Common Stock by Senior Executives with the objective of strengthening the common interests of management and shareholders, thereby promoting the maximization of shareholder value.

 . Establishes Senior Executive compensation levels in relation to the pay rates that are offered at organizations with which the Company competes for senior management talent.

 . Maintains a total compensation perspective on Senior Executive pay in judging the appropriateness of rewards for the Company's Senior Executives.

DESCRIPTION OF EXECUTIVE COMPENSATION POLICIES

  The compensation program of the Company's Senior Executives is characterized by base salary levels that are targeted somewhat below market rates, a heavy emphasis on performance-based, variable compensation, which when combined with base salary, provides above market total compensation for successful performance, a strong connection between pay and the Company's stock price, and commitment to promote enhanced share ownership among Senior Executives. Consistent with the shareholder value orientation of this program, the Committee has authorized guidelines for Senior Executive share ownership which should serve to further align the interests of management and investors. The guidelines provide that within a five-year period from the later of 1996 or year of hire, Senior Executives should attain an investment position in the Common Stock that is equal to two or three times their base salary, depending on the position of the Senior Executive. The Committee believes that this compensation program will effectively catalyze Senior Executive activities in support of the Company's goal achievement and appropriately recognize the contributions of every Senior Executive.

  It is the Company's policy to target Senior Executive compensation levels in relation to pay rates that are typical at organizations with which the Company competes for senior management talent. For corporate Senior Executives, the competitive market generally includes other leading insurance companies, although general industry practices are also considered when reviewing pay for certain Senior Executives whose functional responsibilities are not exclusively insurance related. For line of business Senior Executives, pay is in line with practices that are common at leading insurance carriers, as well as other financial institutions that offer competing insurance products.

  Consistent with the Company's pay-for-performance orientation, Senior Executive base salaries are targeted at levels that represent 90 percent of prevailing market rates. Total compensation is designed to reach 120 percent of market norms, but only when the Company's challenging performance goals are fully achieved. Actual compensation levels may lead or lag these goals, but the terms of the compensation program ensure such variances depend principally on the Company's stock price appreciation and demonstrated operating success.

  The principal elements of the compensation program are: a base salary tied to individual value added; an annual incentive opportunity dependent on operating results and promoting Senior Executive share ownership; and stock options and long-term compensation tied to earnings growth and stock price appreciation. Each of these elements is discussed below.

1997 COMPENSATION

 1997 BASE SALARY

  The Company's compensation policy is generally to pay base salaries for Senior Executives at levels that represent 90 percent of the median salaries paid by organizations with which the Company competes for senior executive talent. Total compensation, comprised of base and variable pay, can achieve 120 percent of the market norm when performance goals are fully met. In assessing a Senior Executive's salary level each year, the Committee's principal consideration is the Senior Executive's performance on the job, including his or her demonstrated contributions to the Company's goal achievement. In considering salary actions, the Committee also reviews internal compensation equity and the Senior Executive's level of responsibility, experience, and expertise.

  The Compensation Committee approved salary increases of $175,000, $75,000 and $75,000 for Messrs. Ayer, Smith and Zwiener, respectively effective February 1, 1997. These increases reflected competing pay practices at other peer corporations and, with respect to Mr. Ayer, his promotion to the positions of Chairman, President and Chief Executive Officer. In addition, Messrs. Ayer, Smith, and Zwiener have employment agreements with the Company that provide for minimum base salaries of $700,000, $600,000 and $425,000, respectively, as described below under the heading "Employment Agreements." The Committee also approved a salary increase of $9,200 for Mr. Gareau and $15,000 for Mr. Donahue, effective February 1, 1997. These increases were driven by a combination of the aforementioned policies and considerations.

 1997 VARIABLE COMPENSATION

  Variable compensation reinforces the Company's pay-for-performance philosophy and is a key element to the overall compensation program. Variable compensation includes annual and long-term incentive compensation opportunities. Annual incentive compensation is designed to deliver about 25 percent of variable compensation, while long-term incentives are designed to deliver the remaining 75 percent. All variable compensation programs also facilitate Senior Executives' acquisition of the Company's stock thereby promoting a coordination of interest between management and shareholders.

 ANNUAL INCENTIVES

  Each year the Committee reviews management's suggestions for performance goals, the achievement of which will enhance the Company's value. The Committee also reviews and approves with respect to each Senior Executive, annual incentive payment levels payable in the event performance goals are fully achieved. Actual annual incentive payments vary with performance relative to such goals. Better performance generates larger awards; lesser results yield smaller awards.

  Ordinarily, corporate or staff Senior Executives earn annual incentives based on corporate and individual performance. Incentives for line of business Senior Executives may relate to corporate, line of business, and individual performance. On occasion, the Committee may approve management's recommendation for customized annual incentive arrangements where they are appropriate to address competitive market requirements or business needs.

  The amounts of annual incentive awards are based on financial performance for the year compared to annual performance goals established by the Committee at the beginning of the year. For 1997, performance was based on core earnings compared to budget for Messrs. Ayer, Zwiener and Gareau. The performance goals for Mr. Smith were core earnings compared to budget and return on equity compared to budget with respect to Hartford Life. The performance goals for Mr. Donahue were core earnings, growth and return on equity compared to budget with respect to the Company's reinsurance and international operations.

  For 1997, based on these goals, the Committee awarded an annual incentive of $513,500, $418,400, $282,425, $205,400, and $98,000 for Messrs. Ayer, Smith,
Zwiener, Gareau, and Donahue, respectively.

  Consistent with the Company's interest in promoting a strong alignment between management and shareholder interests, Senior Executives may elect to forego receiving up to half their annual incentives in exchange for the right to receive shares of Common Stock of the Company ("Stock Units"). Receipt of actual shares of stock is deferred during a three-year restriction period applicable to the Stock Units. Senior Executives who elect to convert a portion of their annual incentive payments to Stock Units are rewarded with additional Stock Units equal to ten percent of the amount converted, and actual shares relating to these incremental Stock Units also will be deferred as to receipt and restricted for a period of three years.

 STOCK OPTIONS

  For 1997, the Committee provided eligibility to all executives for grants of stock options under the terms of The Hartford 1995 Incentive Stock Plan (the "Incentive Stock Plan"). Stock options provide executives with the opportunity to acquire an equity interest in the Company and to participate in the creation of shareholder value as reflected in growth in the price of the Common Stock. The option exercise price equals 100 percent of the fair market value of the Common Stock on the date of option grant, thereby ensuring that plan participants will derive benefits only as shareholders realize corresponding gains. To ensure a long-term perspective, options have a maximum ten-year and two day term.

  The Committee believes that the practice of granting stock options annually reinforces the Company's policy of encouraging stock ownership by executives in support of building shareholder value. Furthermore, options provide value to Senior Executives only when shareholders realize positive returns on their investment in the Company. In this way, stock option grants reward Senior Executives only in conjunction with value creation for shareholders.

  On January 24, 1997, options to purchase an aggregate of 138,994 shares of Common Stock were granted under the Incentive Stock Plan to Messrs. Ayer, Smith, Zwiener, Gareau and Donahue at an exercise price of $72.25 per share (the closing price of a share of the Common Stock on the NYSE on January 24, 1997). After the initial public offering of Hartford Life Class A Common Stock in May 1997 (the "Hartford Life IPO"), sixty percent of Mr. Smith's options were converted to options to purchase shares of Hartford Life Class A Common Stock pursuant to a formula approved by the Committee to preserve the economic value of Mr. Smith's options to purchase Company Common Stock.

  To further align the interests of Senior Executives and shareholders, the options granted to Messrs. Ayer, Smith and Zwiener included a performance-based provision that would allow the options to become exercisable upon the earlier to occur of (i) the closing price of the Common Stock on the NYSE equaling or exceeding 125 percent of the option exercise price for a period of at least ten consecutive trading days, or (ii) seven years from the date of option grant. These options became exercisable on February 20, 1998 when the closing price of the

Common Stock remained at or above $90.3125 per share (being 125% of the $72.25 grant price) for at least ten consecutive trading days. Options for other executives become exercisable at the cumulative rate of one-third per year for the first three years from the date of grant. Further information regarding option grants for the named Senior Executives during 1997 is included in the option tables following this report.

1997 LONG-TERM PERFORMANCE PROGRAM

  Senior Executives and other executives received the opportunity to earn shares of Common Stock contingent on the Company achieving certain performance objectives over a three-year period. Under the terms of these contingent awards made in 1997, there are two equally weighted performance objectives measured over the 1997-1999 period: (i) cumulative core earnings per share and
(ii) total shareholder return (stock price appreciation and dividends reinvested) relative to the returns generated by an index of the Company's competitors. Target level core earnings per share coupled with a total shareholder return equal to the average of the peer group will result in the awarding of a target number of shares. Better performance (up to a maximum of 150 percent) will yield a larger payout; poorer performance (to a minimum of 75 percent) will mean proportionally smaller payments. If the minimum threshold is not achieved, no shares will ultimately be awarded.

  During 1997, Messrs. Ayer, Smith, Zwiener, Gareau, and Donahue were granted performance share awards of 11,111 shares, 4,444 shares, 4,815 shares, 3,481 shares, and 2,222 shares, respectively. Mr. Smith's 4,444 shares represent forty percent of his original total award. The balance of his award was converted after the Hartford Life IPO into a performance share award for 15,411 shares of Hartford Life Class A Common Stock. Additional information regarding these awards is included below under "1997 Long-Term Incentive Plan Awards."

SPECIAL RESTRICTED STOCK AND STOCK OPTION GRANTS

  In order to provide an additional long-term incentive to Mr. Ayer (in conjunction with his assumption of the roles of Chairman, President and Chief Executive Officer), to Mr. Smith and to Mr. Zwiener, the Committee granted 20,000 shares of restricted Common Stock to each of Mr. Ayer and Mr. Smith, and 15,000 shares to Mr. Zwiener on February 1, 1997. For 10,000 of the shares granted to Mr. Ayer and 5,000 of the shares granted to Mr. Zwiener, sale or transfer restrictions lapse four years after the grant date. For the balance of the shares awarded to Messrs. Ayer and Zwiener, one-third of the restricted stock may not be sold or otherwise transferred until three years after the grant date, and two-thirds may not be sold or otherwise transferred until seven years after the grant date. For the 20,000 shares granted to Mr. Smith, sale or transfer restrictions lapse three years after the transfer date. After the Hartford Life IPO, 10,000 of these restricted shares were converted into restricted shares of Hartford Life Class A Common Stock pursuant to a formula approved by the Committee to preserve the economic value of the restricted shares of Company Common Stock.

  In order to motivate achievement of aggressive long-term goals, a special performance-oriented award of stock options was granted to twenty-five key executives on December 17, 1997. Messrs. Ayer, Smith, Zwiener, Gareau, and Donahue were each granted an option to purchase 130,000, 100,000, 100,000, 30,000, and 25,000 shares of Common Stock, respectively. As part of this program, Messrs. Ayer, Smith, and Zwiener were granted 40,000, 10,000, and 10,000 shares of restricted Common Stock, respectively. The stock options were granted with an exercise price of $88.9375, which was the fair market value on the date of the grants, and have a maximum ten-year and two-day term. Special performance and vesting requirements were attached to both the stock options and restricted stock grants. The options may not be exercised, and the restrictions on the restricted shares will not lapse, until March 1, 2001. In addition, in order for fifty percent of each grant to vest, the closing price of the Common Stock on the NYSE must be $123 per share or more for at least ten consecutive trading days by March 1, 2001. An additional twenty-five percent and the remaining twenty-five percent will vest only if the closing price of the Common Stock on the NYSE is $126 and $130 per share or more, respectively, for at least ten consecutive trading days by March 1, 2001. If the price and vesting requirements are met, the options become exercisable and the restricted stock becomes unrestricted on March 1, 2001. If either the price or the vesting requirements are not met, the options and the restricted stock (or the portion thereof) are forfeited.

 COMPLIANCE WITH SECTION 162(M)

  Section 162(m) of the Internal Revenue Code of 1986, as amended, generally denies a publicly-traded company a Federal income tax deduction for compensation in excess of $1 million paid to certain of its executive officers unless the amount of such excess is payable based solely upon the attainment of objective performance criteria. The Committee believes that tax deductibility of compensation is an important factor, but not the sole factor, to be considered in setting executive compensation policy. Accordingly, the Committee generally intends to take such reasonable steps as are required to avoid the loss of a tax deduction due to Section 162(m), but reserves the right to pay amounts which are not deductible in appropriate circumstances.

 SUMMARY

  The Committee is responsible for reviewing, monitoring, and approving all compensation decisions affecting Company Senior Executives. The Committee expects that all compensation paid to Senior Executives will be consistent with the Company's interest in providing market competitive compensation opportunities, within the context of a pay-for-performance environment, and in a manner that is supportive of the Company's business mission. The Committee will continue to actively monitor the effectiveness of the Company's Senior Executive compensation plans and assess the appropriateness of Senior Executive pay levels to assure prudent use of Company resources.

THE COMPENSATION AND PERSONNEL COMMITTEE:

Gordon I. Ulmer, Chairman
Bette B. Anderson
Robert A. Burnett
Arthur A. Hartman

                      COMPENSATION OF EXECUTIVE OFFICERS

  The following table provides information regarding the cash and other compensation of those persons who, during 1997 (i) served as the Company's Chief Executive Officer and (ii) were the four other most highly compensated executive officers (the "Named Executives"):

                          SUMMARY COMPENSATION TABLE

                             ANNUAL COMPENSATION        LONG-TERM COMPENSATION
                          ------------------------- ----------------------------------
                                                            AWARDS             PAYOUTS
                                                    -------------------------  -------
        NAME AND                                    RESTRICTED    SECURITIES    LTIP    ALL OTHER
       PRINCIPAL                                      STOCK       UNDERLYING   PAYOUTS COMPENSATION
        POSITION          YEAR SALARY ($) BONUS ($) AWARDS ($)    OPTIONS (#)  ($)(10)   ($)(11)
       ---------          ---- ---------- --------- ----------    -----------  ------- ------------
Ramani Ayer.............  1997  685,417    513,500  3,557,500(3)    177,170        --     30,397
Chairman, President and                             1,467,500(4)
 Chief Executive          1996  525,000    300,000        --         37,200        --     21,956
 Officer(1)               1995  428,750    204,800        --         62,911(8) 375,000    42,214
Donald R. Frahm.........  1997   58,595        --         --            --         --     63,268
Chairman, President and   1996  700,000    500,000        --         64,800        --     38,950
 Chief Executive          1995  603,750    263,300        --         93,109(8) 720,000    54,174
 Officer, retired(1)
Lowndes A. Smith........  1997  593,750    418,400    889,375(3)    118,868        --     24,505
Vice Chairman; President                              733,750(4)     65,675(9)
 and Chief Executive                                  745,461(5)
 Officer-- Hartford                                    15,500(6)
 Life(1)                  1996  525,000    310,000        --         37,200        --     21,260
                          1995  428,750    229,800        --         62,911(8) 300,000    38,693
David K. Zwiener........  1997  418,750    282,425    889,375(3)    120,440        --     16,594
Executive Vice President                            1,100,625(4)
 and Chief Financial                                   12,500(6)
 Officer(2)               1996  332,500    250,000    241,250(7)     27,600        --     13,895
                          1995  133,333    148,400        --         42,780(8)     --     14,051
Joseph H. Gareau........  1997  319,233    205,400      4,000(6)     44,780        --     17,496
Executive Vice President  1996  310,800    200,000        --         22,500        --     14,648
 and Chief Investment     1995  300,000    168,200        --         37,747(8) 150,000    39,268
 Officer
John F. Donahue.........  1997  268,750     98,000        --         34,434        --     25,629
Senior Vice President     1996  255,000    115,000        --         13,400        --     25,359
                          1995  241,250     60,100        --         15,099(8) 168,000    38,625

--------
(1) Mr. Frahm served as Chairman, President and Chief Executive Officer until he retired effective January 31, 1997; therefore, the compensation reported for Mr. Frahm for 1997 relates only to January 1997. Effective February 1, 1997, Mr. Ayer succeeded Mr. Frahm as Chairman, President and Chief Executive Officer, and Mr. Smith became Vice Chairman of the Company. Mr. Smith also became President and Chief Executive Officer of Hartford Life in connection with the Hartford Life IPO.
(2) Mr. Zwiener joined the Company in August 1995; therefore, the amounts above for 1995 represent only that portion of 1995 during which he served.
(3) Represents the market value of 40,000 shares of restricted Common Stock granted to Mr. Ayer and 10,000 shares of restricted Common Stock granted to each of Messrs. Smith and Zwiener on December 17, 1997 based on the closing price of the Common Stock on the NYSE of $88.9375 per share on that date. The market value of such shares was $3,742,500, $935,625, and $935,625 for Messrs. Ayer, Smith, and Zwiener, respectively, on December 31, 1997 based on the NYSE closing price of the Common Stock of $93.5625 per share on that day. Each of the restricted stock grants is subject to the following performance-based vesting: the restrictions on 50% of the shares will lapse on March 1, 2001 only if the closing price of the Common Stock on the NYSE is $123 per share or more for at least ten consecutive trading days prior to such date; the restrictions on an additional 25% of such shares will lapse on March 1, 2001 only if the closing price of Common Stock on the NYSE is $126 per share or more for at least ten consecutive trading days prior to such date; and the restrictions on the remaining 25% of such shares will lapse on March 1, 2001 only if the closing price of the Common Stock on the NYSE is $130 per share or more for at least ten consecutive trading days prior to such date. Any restricted shares not vested by March 1, 2001 shall be forfeited. Dividends are paid on the shares of restricted Common Stock in the same amount and to the same extent as dividends are paid on shares of Common Stock held by all shareholders.
(4) Represents the market value of 20,000, 10,000, and 15,000 shares of restricted Common Stock granted to Messrs. Ayer, Smith, and Zwiener, respectively, on February 1, 1997 based on the closing price of the Common Stock on the NYSE of $73.375 per share on that date. The market value of such shares was $1,871,250, $935,625, and $1,403,437 for Messrs. Ayer,
    Smith, and Zwiener, respectively, on December 31, 1997 based on the NYSE closing price of the Common Stock of $93.5625 per share on that day. Dividends are paid on the shares of restricted Common Stock in the same amount and to the same extent as dividends are paid on shares of Common Stock held by all shareholders.
(5) Mr. Smith was granted 20,000 shares of restricted Common Stock on February 1, 1997. On May 22, 1997, after the Hartford Life IPO, 10,000 of these shares were exchanged for 23,205 shares of restricted Hartford Life Class A Common Stock based on a formula intended to maintain the economic value of the shares of restricted Common Stock. The amount set forth in the table represents the market value of the restricted shares of Hartford Life Class A Common Stock based on the closing price of Hartford Life Class A Common Stock on the NYSE of $32.125 per share on such date. The market value of these shares was $1,051,477 on December 31, 1997 based on the NYSE closing price of Hartford Life Class A Common Stock of $45.3125 per share on that day. Dividends are paid on the shares of restricted Hartford Life Class A Common Stock in the same amount and to the same extent as dividends are paid on shares of Hartford Life Class A Common Stock held by all shareholders of Hartford Life.
(6) Pursuant to The Hartford 1996 Deferred Restricted Stock Unit Plan, certain executives of the Company elected to forego a certain percentage of 1996 bonus payments that were ultimately awarded in 1997 in exchange for the right to receive shares of Common Stock ("Stock Units"). The number of Stock Units granted to an executive is equal to the amount of the bonus forgone divided by the closing price of the Common Stock on the NYSE on the date of grant of the Stock Units. As an incentive for foregoing the percentage of bonus, participating executives also are granted additional Stock Units equal to 10% of the Stock Units ("Premium Stock Units"). Shares of Common Stock underlying Stock Units may not be received until three years from the date of grant but are fully vested, except that shares of Common Stock underlying Premium Stock Units may be forfeited if employment with the Company is terminated under certain circumstances before three years from the date of grant. Dividends are paid (and automatically reinvested) on the shares underlying the Stock Units and Premium Stock Units in the same amount and to the same extent as dividends are paid on shares of Common Stock held by all shareholders. The amounts identified in this column represent the value of the Premium Stock Units awarded on March 10, 1997 when the closing price of the Common Stock on the NYSE was $78.375 per share. On December 31, 1997, the values of such Premium Stock Units for Messrs. Smith, Zwiener and Gareau were $18,504, $14,922 and $4,775, respectively, based on the closing price of the Common Stock on the NYSE of $93.5625 per share on that date.
(7) Represents the market value of 5,000 shares of restricted Common Stock granted to Mr. Zwiener on January 10, 1996 based on the closing price of the Common Stock on the NYSE of $48.25 per share on that date. The market value of such shares was $467,812 on December 31, 1997 based on the NYSE closing price of $93.5625 per share on that date. Dividends are paid on the shares of restricted Common Stock in the same amount and to the same extent as dividends are paid on shares of Common Stock held by all shareholders.
(8) Each of the Named Executives had been granted options to purchase shares of ITT common stock. After the ITT Spin-Off, each Named Executive elected to substitute his ITT options for options to purchase shares of the Company's Common Stock. The options listed in the table above for 1995 are the substituted options.
(9) Represents the number of shares of Hartford Life Class A Common Stock underlying an option granted to Mr. Smith pursuant to the 1997 Hartford Life, Inc. Incentive Stock Plan (the "Hartford Life Incentive Stock Plan").

(10) The amounts in this column are payments made by the Company in 1996 pursuant to an ITT long-term performance plan. Under this plan, contingent cash awards were made to certain executive officers of ITT and its subsidiaries, including certain of the Named Executives. The awards were contingent upon ITT achieving certain levels of return on equity for the three year period from 1992 to 1995. The plan was amended in 1995 to permit increased or decreased payments based upon events that may have had a material impact on ITT's performance.
(11) Amounts shown in this column represent company contributions under the Company's Investment and Savings Plan and the Excess Savings Plan, which are defined contribution plans. Under these plans, the Company makes a matching contribution in an amount equal to 50% of an employee's contribution, such matching contribution not to exceed three percent (3%) of such employee's salary. The Company also makes a non-matching contribution equal to one-half of one percent ( 1/2of 1%) of an employee's salary. Company contributions under these plans for 1997 were $24,925, $2,042, $21,620, $14,656, $12,024 and $9,406, for Messrs. Ayer,
     Frahm, Smith, Zwiener, Gareau and Donahue, respectively. In addition to ordinary company contributions in 1995, in connection with the ITT Spin-Off, each participant in the ITT Investment and Savings Plan, including each Named Executive, received a one-time distribution to his or her account. This distribution resulted from the termination of the Employee Stock Ownership portion of the plan, the shares of preferred stock of which were used to repay a loan and the excess distributed to the accounts of participants. The Company's flexible benefit programs allow for the sale back to the Company of up to one week of vacation time capped at a 1997 limit of $2,885. Amounts of $2,885 are included in this column for Messrs. Smith and Donahue. For Mr. Frahm, a payment of $59,231 was made to him upon his retirement representing accrued but unused vacation time. The Company also provides certain group term life insurance coverage to employees, and employees may purchase additional amounts of coverage. For federal tax purposes, income will be imputed to an employee who purchases more than $50,000 of coverage to the extent that the value of the coverage is greater than the premium paid. For 1997, $5,472, $1,995, $0, $1,938, $5,472 and $13,338 of income was imputed to Messrs. Ayer, Frahm, Smith, Zwiener, Gareau and Donahue, respectively, and such amounts are included in this column.

STOCK OPTIONS

  Under the Incentive Stock Plan, the Compensation and Personnel Committee of the Board of Directors selects key employees to receive various awards, including stock options, stock appreciation rights, shares of restricted Common Stock and performance shares. The table below provides information regarding grants of stock options to the Named Executives during 1997.

                       OPTION GRANTS IN FISCAL YEAR 1997

                                           INDIVIDUAL GRANTS
                         -------------------------------------------------------
                                                                                  POTENTIAL REALIZABLE
                                                                                    VALUE AT ASSUMED
                         NUMBER OF                                               ANNUAL RATES OF STOCK
                         SECURITIES     % OF TOTAL                                 PRICE APPRECIATION
                         UNDERLYING   OPTIONS GRANTED                            FOR OPTION TERM($)(7)
                          OPTIONS     TO EMPLOYEES IN EXERCISE PRICE  EXPIRATION ----------------------
          NAME           GRANTED(#)       1997(4)      ($/SHARE)(6)      DATE        5%         10%
          ----           ----------   --------------- --------------- ---------- ---------- -----------
Ramani Ayer.............   47,170(1)        3.03           72.25       01/26/07   2,143,405   5,431,625
                          130,000(2)        8.35           88.94       12/19/07   7,270,900  18,427,500
Donald R. Frahm.........      --             --              --             --          --          --
Lowndes A. Smith........   18,868(1)        1.21           72.25       01/26/07     857,362   2,172,650
                          100,000(2)        6.42           88.94       12/19/07   5,593,000  14,175,000
                           65,675(3)       14.58(5)        31.14       01/26/07   1,285,916   3,259,450
David K. Zwiener........   20,440(1)        1.31           72.25       01/26/07     928,794   2,353,666
                          100,000(2)        6.42           88.94       12/19/07   5,593,000  14,175,000
Joseph H. Gareau........   14,780(1)        0.95           72.25       01/26/07     671,603   1,701,917
                           30,000(2)        1.93           88.94       12/19/07   1,677,900   4,252,500
John F. Donahue.........    9,434(1)        0.61           72.25       01/26/07     428,681   1,086,325
                           25,000(2)        1.61           88.94       12/19/07   1,398,250   3,543,750

--------
(1) The options granted to Messrs. Ayer, Smith and Zwiener became fully exercisable on February 20, 1998, when the closing price of the Common Stock on the NYSE had been $90.3125 per share or more for at least ten consecutive trading days. Mr. Gareau's and Mr. Donahue's options are exercisable in three equal annual installments commencing on the first anniversary of the date of the grant. The exercisability, payment or vesting of options shown in the table may be accelerated upon the occurrence of a change in control (as defined in the Incentive Stock Plan) of the Company.
(2) Each of these option grants is subject to the following performance based vesting: 50% of each option becomes exercisable on March 1, 2001 only if the closing price of the Common Stock on the NYSE is $123 or more per share for at least ten consecutive trading days prior to such date; an additional 25% of each option becomes exercisable on March 1, 2001 only if the closing price of the Common Stock on the NYSE is $126 or more per share for at least ten consecutive trading days prior to such date; and the remaining 25% of each option becomes exercisable on March 1, 2001 only if the closing price of the Common Stock on the NYSE is $130 or more per share for at least ten consecutive trading days prior to such date. Any portion of any option that has not vested by March 1, 2001 will be forfeited.
(3) Represents the number of shares of Hartford Life Class A Common Stock underlying an option granted to Mr. Smith by Hartford Life pursuant to the Hartford Life Incentive Stock Plan.
(4) Percentages are based on options to purchase a total of 1,557,603 shares of Common Stock granted to 812 employees of the Company during 1997.
(5) Percentage is based on options to purchase a total of 450,377 shares of Hartford Life Class A Common Stock granted to 153 employees of Hartford Life during 1997.
(6) All options were granted at exercise prices that were 100% of the fair market value of the Common Stock (and with respect to one option granted to Mr. Smith described in note 3 above, the Class A Common Stock of Hartford Life) on the date of grant.
(7) At the end of the term of the options granted on January 24, 1997, the projected price of a share of the Common Stock would be $117.69 and $187.40 at assumed annual appreciation rates of 5% and 10%, respectively. At the end of the term of the options granted on December 17, 1997, the projected price of a share of the Common Stock would be $144.87 and $230.69 at assumed annual appreciation rates of 5% and 10%, respectively. At the end of the term of the option to purchase shares of Hartford Life Class A Common Stock granted to Mr. Smith on January 24, 1997 (see note 3 above), the projected price of a share of Hartford Life Class A Common Stock would be $50.72 and $80.77 at assumed annual appreciation rates of 5% and 10%, respectively.

             1997 OPTION EXERCISES AND 1997 YEAR-END OPTION VALUES

  The following table provides information on stock options that were exercised, if any, and the value of unexercised stock options held at December 31, 1997 by the Named Executives:

                                         AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                                AND FISCAL YEAR-END OPTION VALUES
                         -----------------------------------------------------------------------------------
                                                   NUMBER OF SECURITIES
                          SHARES                  UNDERLYING UNEXERCISED      VALUE OF UNEXERCISED
                         ACQUIRED                    OPTIONS AT FISCAL      IN-THE-MONEY OPTIONS HELD
                            ON                         YEAR-END (#)         AT FISCAL YEAR-END($)(3)
                         EXERCISE     VALUE      -------------------------- ----------------------------
          NAME             (#)    REALIZED($)(1) EXERCISABLE  UNEXERCISABLE EXERCISABLE    UNEXERCISABLE
          ----           -------- -------------- -----------  ------------- -----------    -------------
Ramani Ayer.............     --           --       235,040       177,170    12,920,666       1,606,236
Donald R. Frahm.........  68,770    2,980,665      251,018           --     12,984,122             --
Lowndes A. Smith........  10,000      616,025      231,216       118,868    12,762,777         864,374
                                                    65,675(2)        --        930,779(4)          --
David K. Zwiener........  22,008      976,125       70,380       120,440     3,292,649         897,878
Joseph H. Gareau........   9,170      611,593      115,250        72,362     6,492,582       1,710,521
John F. Donahue.........     --           --        53,993        48,401     3,203,695         941,318

--------
(1) Value realized upon the exercise of an option represents the difference between the fair market value of the Common Stock on the date of exercise and the exercise price of the option.
(2) Represents shares of Hartford Life Class A Common Stock underlying an option granted to Mr. Smith by Hartford Life pursuant to the Hartford Life Incentive Stock Plan.
(3) Values are calculated for options "in-the-money" by subtracting the exercise price per share of the options from the per share NYSE closing price of $93.5625 of the Common Stock on December 31, 1997.
(4) The value of the option granted to Mr. Smith to purchase shares of Hartford Life Class A Common Stock (see note 2 above) was calculated by subtracting the exercise price per share of the option from the per share NYSE closing price of $45.3125 of Hartford Life Class A Common Stock on December 31, 1997.

1997 LONG-TERM INCENTIVE PLAN AWARDS

  On January 24, 1997, the Compensation and Personnel Committee of the Board made awards of performance shares to certain key employees of the Company, including the Named Executives. The awards are contingent upon the Company achieving certain performance objectives described below. To the extent that the performance objectives are achieved, cash and shares of Common Stock will be granted to each key employee pursuant to the performance share provisions of the Incentive Stock Plan. These performance shares awarded to key employees of the Company on January 24, 1997 will not be subject to cancellation and substitution, but rather will become payable after the performance period to the extent described below.

  Under the terms of the awards, there are two equally weighted performance objectives measured over the 1997-1999 three-year performance period: core earnings per share of the Company ("Core Earnings") and total shareholder return ("TSR"). Core Earnings is defined as the Company's net income minus:
(i) net realized capital gains or losses; (ii) income or losses due to changes in methods of accounting; (iii) the amount of losses from individual catastrophes in excess of 1% of worldwide property-casualty earned premium for the year; (iv) the amount of any individual non-catastrophe loss associated with any non-recurring charge that exceeds $100 million; and (v) the income or loss associated with allocations resulting from the liability sharing agreement entered into in connection with the ITT Spin-Off. TSR is measured by the difference between the price of the Common Stock at the beginning of the 1997-1999 performance period and the price at the end of the performance period (assuming the reinvestment of dividends paid), compared with the TSR of the stock of a group of peer insurance companies.

  The Compensation and Personnel Committee established a target Core Earnings and a TSR to be achieved in connection with the awards. If the target is achieved, a key employee will receive 100% of the performance shares awarded (payable one-third in cash and two-thirds in Common Stock). The Compensation and Personnel Committee also established a threshold (minimum) Core Earnings and TSR to be achieved. If the threshold amounts are not achieved, the key employees will not receive any of the performance shares awarded. If the Core Earnings and TSR achieved exceeds the thresholds but falls below the targets, the key employees will receive awards adjusted downward by interpolation to reflect falling short of the targets. If the targets are exceeded, the key employees will receive awards adjusted upward by interpolation subject to a cap established by the Compensation and Personnel Committee.

  The following table provides information on these long-term performance share awards made to the Named Executives during 1997:

                      AWARDS OF PERFORMANCE        ESTIMATED FUTURE PAYOUTS
                            SHARES IN                   UNDER NON-STOCK
                         LAST FISCAL YEAR          PRICE-BASED PLANS (#)(1)
                     ------------------------- ---------------------------------
                                  PERIOD UNTIL
        NAME         # OF SHARES   PAYOUT(1)   THRESHOLD(#) TARGET(#) MAXIMUM(#)
        ----         -----------  ------------ ------------ --------- ----------
Ramani Ayer.........   11,111       3 years       5,556      11,111     22,222
Donald R. Frahm.....      --            --          --          --         --
Lowndes A. Smith....    4,444       3 years       2,222       4,444      8,888
                       15,411(2)    3 years       7,706      15,411     30,822
David K. Zwiener....    4,815       3 years       2,408       4,815      9,630
Joseph H. Gareau....    3,481       3 years       1,741       3,481      6,962
John F. Donahue.....    2,222       3 years       1,111       2,222      4,444

--------
(1) Each of the Named Executives was granted the number of performance shares relating to the Common Stock set forth above. The grants are contingent upon the Company achieving two general performance objectives over a three-year period ending on December 31, 1999. The performance objectives, and the extent to which a Named Executive may be entitled to a future payout, are described above. The threshold, target and maximum number of shares that may be awarded as set forth in the table above are based on the Company equally achieving 75%, 100% and 150% or more, respectively, of each of the two performance objectives.
(2) Represents a performance share grant to Mr. Smith relating to Hartford Life Class A Common Stock pursuant to the performance share provisions of the Hartford Life Incentive Stock Plan. The terms of the Hartford Life performance share grant are substantially the same as those described above for Company performance share grants except that the Hartford Life Core Earnings performance objective does not include the Core Earnings factor (iii) described above, and the TSR performance objective relates to the comparison of Hartford Life TSR to a different peer group of insurance companies.

RETIREMENT PROGRAM

  The Hartford Fire Insurance Company Retirement Plan (the "Retirement Plan") is a defined benefit plan that covers substantially all eligible U.S. salaried employees of the Company and its subsidiaries, including senior executive officers and other executives. An employee's annual pension will equal two percent of his or her average final compensation for each of the first thirty years of benefit service, reduced by one and two-thirds percent of the employee's primary Social Security benefit for each year of benefit service to a maximum of thirty years; provided that no more than one-half of an employee's primary Social Security benefit is used for such reduction. An employee's average final compensation is defined under the Retirement Plan as the total of (i) an employee's average annual base salary for the five calendar years of the last 120 consecutive calendar months of eligibility service affording the highest such average plus (ii) an employee's average annual compensation not including base salary for the five calendar years of the employee's last 120 consecutive calendar months of eligibility service affording the highest such average. The Retirement Plan also provides for undiscounted early retirement pensions for employees who retire at or after age sixty following completion of fifteen years of eligibility service. An employee will be vested in benefits accrued under the Retirement Plan upon completion of five years of eligibility service.

  Applicable Federal law limits the amount of benefits that can be paid and compensation which may be recognized under a tax-qualified retirement plan. Therefore, the Company has a non-qualified unfunded retirement plan (the "Hartford Excess Benefit Plan") for payment of those benefits at retirement that cannot be paid from the qualified Retirement Plan. The practical effect of the Hartford Excess Benefit Plan is to continue calculation of retirement benefits to all employees on a uniform basis. The Company also maintains an excess plan trust under which excess benefits under the Hartford Excess Benefit Plan for certain officers of the Company are funded. Any such employee may indicate a preference, subject to certain conditions, to receive any excess benefit in the form of a single discounted lump sum payment. Any "excess" benefit accrued to any such employee will be immediately payable in the form of a single discounted lump sum payment upon the occurrence of a change in corporate control (as defined in the Hartford Excess Benefit Plan).

  Based on various assumptions as to remuneration and years of service, before Social Security reductions, the following table illustrates the estimated annual benefits payable from the Retirement Plan at retirement at age 65 that are paid for by the Company.

                              PENSION PLAN TABLE

   AVERAGE                                 YEARS OF SERVICE
    FINAL              ------------------------------------------------------------------------------------
 CMPENSATIONO             15                     20                     25                     30
------------           --------               --------               --------               --------
    $   50,000         $ 15,000               $ 20,000               $ 25,000               $ 30,000
       100,000           30,000                 40,000                 50,000                 60,000
       300,000           90,000                120,000                150,000                180,000
       500,000          150,000                200,000                250,000                300,000
       750,000          225,000                300,000                375,000                450,000
     1,000,000          300,000                400,000                500,000                600,000
     1,500,000          450,000                600,000                750,000                900,000

  The amounts shown under "Salary" and "Bonus" opposite the names of the Named Executives in the Summary Compensation Table comprise the compensation that is used for purposes of determining "average final compensation" under the Retirement Plan. The years of service with the Company of each of the Named Executives for eligibility and benefits purposes as of December 31, 1997, were as follows: Ramani Ayer, 24.50 years; Donald R. Frahm, 27.50 years; Lowndes A. Smith, 29.75 years; David K. Zwiener, 4.75 years; Joseph H. Gareau, 24.42 years; and John F. Donahue, 30.00 years. Mr. Frahm's years of service include five years that were granted to him by the Company. Mr. Donahue has 43.50 years of service with the Company; however, only a maximum of 30 years of service may be considered when determining benefits under the Retirement Plan.

EMPLOYMENT AGREEMENTS

  Ramani Ayer, Lowndes A. Smith and David K. Zwiener have employment agreements (the "Employment Agreements") with the Company pursuant to which Mr. Ayer is employed as Chairman, President and Chief Executive Officer, Mr. Smith is employed as Vice Chairman of the Company and President and Chief Executive Officer of Hartford Life, and Mr. Zwiener is employed as Executive Vice President and Chief Financial Officer. The initial term of each of the Employment Agreements began on July 1, 1997 and continues for three years, unless terminated earlier in accordance with the agreements. However, when the original term of the agreements or any renewal term ends, the agreements are automatically extended for successive one-year periods unless either party gives the other its written notice of its intention not to renew the agreement at least fifteen months prior to any renewal date. In addition, upon the occurrence of a change-in-control (as defined in the Employment Agreements) of the Company, the terms of the Employment Agreements are automatically extended for three years after the change-in-control occurs.

  The Employment Agreements provide, among other things, for base salaries for Messrs. Ayer, Smith and Zwiener of $700,000, $600,000 and $425,000, respectively, per year which may be increased from time to time by the Board of Directors, and their participation in the Company's benefit plans and awards under executive incentive bonus and other programs. In addition, each executive is entitled to certain payments and benefits if his employment terminates for certain reasons, including a termination without "cause" (as defined in the Employment Agreements). If a termination without cause occurs, the terminated executive is entitled to a severance payment equal to two times
(a) his base salary, and (b) a target bonus amount, each for the year in which the termination occurs, and the vesting of stock options and restricted stock awards. In addition, if a change in control (as defined in the Employment Agreements) of the Company occurs and the executive's employment is terminated for certain reasons within certain time periods (generally, within three years after a change-in-control), then the executive is entitled to receive certain payments and benefits. Specifically, if after a change-in-control, the executive's employment is terminated without cause, or the executive voluntarily terminates his employment for any reason within six months following a change-in-control, or voluntarily terminates his employment for "good reason" (as defined in the Employment Agreements), within the remaining two years and six months following a change-in-control, then the executive is generally entitled to receive (i) a severance payment equal to three times the sum of his base salary then in effect and his target bonus for the year, and (ii) certain other benefits, including those that would otherwise be payable under the Company's various employee benefit plans. While the executive is employed, and for one year after any voluntary termination of employment (other than after a change-in-control), the executive is subject to a noncompetition agreement in favor of the Company.

  In addition, Joseph H. Gareau and John F. Donahue have agreements with the Company that entitle them to certain benefits upon a "change-in-control" of the Company (as defined in such agreements). The agreements, dated October 1, 1997, provide, among other things, that the Company shall employ each executive for three years (the "Employment Period") after a "change-in-control" of the Company occurs, if the executive was employed on the date the change-in-control occurs. During the Employment Period, each executive is entitled to (i) a base salary of not less than his base salary in effect prior to a change-in-control or potential change-in-control, and such salary may be increased from time to time; (ii) an opportunity to earn an annual bonus in accordance with the Company's bonus policies; and (iii) participate in long-term compensation programs and stock incentive plans, and to receive the benefits under the Company's various benefit programs. If the executive's employment terminates during the Employment Period for certain specified reasons, including termination for "cause," "without cause," for "good reason," voluntarily or due to retirement, death or disability (all as defined in such agreements), then the executive is entitled to certain payments and/or benefits, depending on the reason for termination. Specifically, if the executive's employment is terminated without cause, or he terminates his employment for good reason, he is entitled to receive, among other things, (i) a lump sum severance payment equal to two times his base salary and target bonus in effect in the year in which his employment terminated, and (ii) certain other benefits, including those that would otherwise be payable under the Company's various employee benefit plans.

                   PERFORMANCE OF THE COMPANY'S COMMON STOCK

  The graph below compares the yearly percentage change in cumulative shareholder return on the Common Stock for the two-year period of December 31, 1995 through December 31, 1997 with (i) the cumulative total return of the Standard & Poors' 500 Index(R) and (ii) the Standard & Poors Insurance Composite Index(R). The figures presented below assume the reinvestment of all dividends into shares of Common Stock on any given dividend payment date and that $100 was invested in Common Stock and in the Standard & Poors 500 Index(R) and in the Standard & Poors Insurance Composite Index(R). Common stock performance information is provided only for the past two years as the Company became a separate public company following the ITT Spin-Off and regular-way trading of the Common Stock on the NYSE did not begin until December 20, 1995.

                            CUMULATIVE TOTAL RETURN

           Based on reinvestment of $100 beginning December 31, 1995

                          [LINE GRAPH APPEARS HERE]


                                               Dec-95  Dec-96  Dec-97
---------------------------------------------------------------------
The Hartford Financial Services Group, Inc.     $100    $144    $203
---------------------------------------------------------------------
S&P 500(R)                                      $100    $123    $164
---------------------------------------------------------------------
S&P Insurance Composite Index(R)                $100    $125    $185
---------------------------------------------------------------------

               STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS
                           AND CERTAIN SHAREHOLDERS

DIRECTORS AND EXECUTIVE OFFICERS

  The following table shows as of March 2, 1998 the number of shares of Common Stock beneficially owned by each director and nominee for election as a director, by each of the Named Executives, and by the directors and all executive officers of the Company as a group:

                                                                 AMOUNT AND
    NAME OF                                                 NATURE OF BENEFICIAL
BENEFICIAL OWNER                                              OWNERSHIP(1)(2)
----------------                                            --------------------
 Bette B. Anderson.........................................          2,351
 Rand V. Araskog...........................................        373,408
 Ramani Ayer...............................................        352,927
 Robert A. Burnett.........................................          3,563
 John F. Donahue...........................................         73,068
 Donald R. Frahm...........................................        311,431
 Joseph H. Gareau..........................................        132,309
 Arthur A. Hartman.........................................          1,468
 Paul G. Kirk, Jr..........................................          2,278
 Robert W. Selander........................................          1,090
 Lowndes A. Smith..........................................        274,929
 H. Patrick Swygert........................................          1,020
 DeRoy C. Thomas...........................................         27,029
 Gordon I. Ulmer...........................................          3,268
 David K. Zwiener..........................................        124,159
 All directors and executive officers as a group (19
  persons).................................................      1,830,988

--------
NOTES:

(1) All shares of Common Stock are owned directly except as otherwise indicated below. Pursuant to regulations of the SEC, shares (i) that may be acquired by directors and executive officers upon the exercise of stock options exercisable within sixty days after March 2, 1998, (ii) allocated to the accounts of certain directors and executive officers under the Company's Investment and Savings Plan based on a valuation of plan accounts as of December 31, 1997, (iii) acquired by directors and executive officers under the Company's Dividend Reinvestment and Cash Payment Plan through March 2, 1998, (iv) owned by a director's or executive officer's spouse or minor child, or (v) that have been granted under the Company's Incentive Stock Plan or the Non-Employee Directors Restricted Stock Plan and are restricted, but as to which the directors or executive officers have the right to vote, are deemed to be beneficially owned by such directors and executive officers as of such date and are included in the number of shares listed in the table above.
    Of the number of shares of Common Stock shown above, the following represent shares that may be acquired upon exercise of stock options that are exercisable within sixty days after March 2, 1998 by: Mr. Ayer, 282,210 shares; Mr. Frahm, 251,018 shares; Mr. Smith, 250,084 shares; Mr. Zwiener, 90,820 shares; Mr. Gareau, 127,676; Mr. Donahue, 61,604 shares; and all present directors and executive officers as a group, 1,192,446 shares.
(2) The shares of Common Stock beneficially owned by each person named above do not exceed one percent of the outstanding shares of Common Stock. The shares beneficially owned by the group of directors and executive officers represent approximately 1.5% of the outstanding shares.

CERTAIN SHAREHOLDERS

  The following table shows those persons known to the Company as of March 2, 1998 to be the beneficial owners of more than five percent of the Company's Common Stock. In furnishing the information below, the Company has relied on information filed by the beneficial owners with the SEC, and in some cases, information provided by such owners.

NAME AND ADDRESS                                       AMOUNT AND NATURE
 OF BENEFICIAL                                           OF BENEFICIAL   PERCENT
     OWNER                                                 OWNERSHIP     OF CLASS
----------------                                       ----------------- --------
  FMR Corp............................................    10,202,588(1)    8.64%
  82 Devonshire Street
  Boston, MA 02109

--------
NOTES:

(1) FMR Corp. ("FMR"), Edward C. Johnson, 3d and Abigail P. Johnson filed a
    Schedule 13G with the SEC to report that they were the beneficial owners of 10,202,588 shares of Common Stock as of December 31, 1997, and had sole power to dispose of such shares. In addition, FMR had sole voting power for 576,988 shares and shared voting and dispositive power for 3,000 shares, and Edward C. Johnson, 3d had sole power to vote 400 shares and shared voting and shared dispositive power for 3,000 shares. FMR is the parent to various subsidiaries that are beneficial owners of Common Stock, including Fidelity Management & Research Company that serves as an investment adviser to various investment companies, and to Fidelity Management Trust Company. Members of the Edward C. Johnson, 3d family and trusts established for their benefit own approximately 49% of the voting stock of FMR, Mr. Johnson is Chairman of FMR and Abigail Johnson is a director of FMR.

                                    ITEM 2

            AMENDMENT OF THE COMPANY'S CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

  The Board of Directors has adopted, subject to shareholder approval, an amendment to Article Fourth of the Company's certificate of incorporation to increase the number of authorized shares of Common Stock of the Company, from 200,000,000 to 400,000,000 (the "Amendment").

  The additional shares of Common Stock to be authorized by adoption of the Amendment would have rights identical to the currently outstanding Common Stock. Adoption of the proposed Amendment and the issuance of any Common Stock would not affect the rights of the holders of currently outstanding Common Stock; however, to the extent that additional shares are actually issued, any such issuance could have the effect of diluting the earnings per share and book value per share of outstanding shares of Common Stock. If the Amendment is adopted, it will become effective upon the filing of a certificate of amendment to the Company's certificate of incorporation with the Secretary of State of the State of Delaware.

  The Company currently has 200,000,000 authorized shares of Common Stock. As of March 2, 1998, 117,836,964 shares were outstanding and 3,299,551 shares were subject to awards under the Company's stock compensation plans leaving 78,863,485 shares available for issuance as of that date.

PURPOSE AND EFFECT OF THE AMENDMENT

  The principal purpose of the proposal to authorize additional shares of Common Stock is to provide the Company with additional financial flexibility to issue Common Stock for purposes which may be identified in the future, including, without limitation, to raise equity capital, to adopt additional equity incentive plans or reserve additional shares for issuance under such plans, to distribute Common Stock to shareholders pursuant to stock splits and/or stock dividends, to make acquisitions through the use of Common Stock, and to effect other general corporate transactions. The availability of additional shares of Common Stock is particularly important if the Board of Directors needs to undertake any of the foregoing actions on an expedited basis and thus to avoid the time (and expense) of seeking shareholder approval in connection with the contemplated action. If the Amendment is approved by the shareholders, the Board of Directors does not intend to solicit further shareholder approval prior to the issuance of any additional shares of Common Stock, except as may be required by applicable law, and the holders of Common Stock will continue not to have any preemptive rights to purchase any shares issued in the future.

  The increase in the authorized number of shares of Common Stock and the subsequent issuance of such shares could have the effect of delaying or preventing a change in control of the Company without further action by the shareholders. Shares of authorized and unissued Common Stock could (within the limits imposed by applicable law) be issued in one or more transactions which could make a change in control of the Company more difficult, and therefore less likely. The Company is not, however, aware of any pending or proposed transaction involving a change in control of the Company or any specific takeover effort.

  THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE AMENDMENT OF THE COMPANY'S CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK.

                                    ITEM 3

            RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

  In accordance with the recommendation of the Audit Committee, the Board of Directors has appointed Arthur Andersen LLP as independent auditors of the Company for the fiscal year ending December 31, 1998. Although shareholders' ratification of this appointment is not required, the Board requests ratification by the shareholders. If the shareholders do not ratify the appointment of Arthur Andersen LLP, the selection of other independent auditors will be considered by the Audit Committee and the Board of Directors.

  Arthur Andersen LLP has served as independent auditors of the former ITT Corporation and most of its subsidiaries, including the Company, for many years, and Arthur Andersen LLP's long-term knowledge of the Company has enabled Arthur Andersen LLP to carry out its audits with effectiveness and efficiency. Representatives of Arthur Andersen LLP will attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

  THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT AUDITORS OF THE COMPANY.

                        REQUIRED VOTES OF SHAREHOLDERS

  The presence in person or by proxy of shareholders entitled to cast a majority of shares of Common Stock will constitute a quorum for the transaction of business at the Annual Meeting. The nominees for election as directors receiving the greatest number of votes, up to the number of directors to be elected, shall be elected directors. To be approved, the amendment of the Company's certificate of incorporation to increase the number of authorized shares of Common Stock will require the affirmative vote of the holders of a majority of all outstanding shares of the Common Stock, and the ratification of the appointment of Arthur Andersen LLP will require the affirmative vote of the holders of a majority of shares of Common Stock present in person or represented by proxy. Abstentions and broker non-votes will be included in the computation of the number of shares that are present for purposes of determining the presence of a quorum but will not be counted as votes cast for or against items submitted for a vote of shareholders. Accordingly, abstentions and broker non-votes will have the same effect as a vote against such items.

  One or more persons will be appointed to act as the inspector of election at the Annual Meeting. The bylaws of the Company provide that shareholders shall be accorded privacy in voting and that the integrity of the balloting process shall be assured. Among other duties, the inspector of election will certify as to compliance with such confidentiality provisions.

                           PROPOSALS OF SHAREHOLDERS

  Proposals submitted by shareholders for inclusion in next year's Proxy Statement must be received by the Company no later than the close of business on December 5, 1998. Address your proposals to Michael O'Halloran, Vice President and Secretary, The Hartford Financial Services Group, Inc., 690 Asylum Avenue, Hartford, CT 06115. Proposals must comply with all of the requirements of SEC Rule 14a-8 under the Securities Exchange Act of 1934 and certain requirements set forth in the Company's bylaws. A copy of the bylaws may be obtained from the Secretary of the Company.

                               OTHER INFORMATION

  As of the date of this Proxy Statement, the Board of Directors has no knowledge of any business that will be presented for consideration at the Annual Meeting other than that described above. As to any other business, if any, that may properly come before the Annual Meeting, the proxies will vote in accordance with their judgment.

  Present and former officers, directors and other employees of the Company may solicit proxies by telephone, telegram or mail, or by meetings with shareholders or their representatives. The Company will reimburse brokers, banks or other custodians, nominees and fiduciaries for their charges and expenses in forwarding proxy material to beneficial owners. The Company has engaged Georgeson & Company, Inc. to solicit proxies for the Annual Meeting for a fee of $12,500 plus the payment of its out-of-pocket expenses. All expenses of solicitation of proxies will be borne by the Company.

  A copy of the Company's Annual Report to Shareholders for 1997 is either being sent with this Proxy Statement or was sent previously. If, upon receiving this Proxy Statement, you have not received the Annual Report to Shareholders, please write to the Corporate Secretary at the address below to request a copy. IN ADDITION, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K (WITHOUT EXHIBITS) FOR THE FISCAL YEAR ENDED DECEMBER 31, 1997, AS FILED WITH THE SEC, IS AVAILABLE WITHOUT CHARGE UPON REQUEST TO THE COMPANY'S INVESTOR RELATIONS DEPARTMENT, 690 ASYLUM AVENUE, HARTFORD, CT 06115, OR BY CALLING (888) 322-8444.

                                          By Order of the Board of Directors.

                                          Michael O'Halloran
                                          Vice President and Secretary

Dated: March 31, 1998

  SHAREHOLDERS ARE URGED TO COMPLETE, SIGN, DATE, AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE SELF-ADDRESSED ENVELOPE WHETHER OR NOT THEY EXPECT TO ATTEND THE MEETING. A SHAREHOLDER MAY NEVERTHELESS VOTE IN PERSON IF HE OR SHE DOES ATTEND.

                                     PROXY

                  THE HARTFORD FINANCIAL SERVICES GROUP, INC.
                      1998 ANNUAL MEETING OF SHAREHOLDERS

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

     The undersigned hereby appoints J. Richard Garrett, Michael O'Halloran and Michael S. Wilder, and each of them, as proxies of the undersigned, each with power to appoint his substitute, and hereby authorizes each or any of them to vote, as designated on the reverse side of this proxy, all shares of the common stock of The Hartford Financial Services Group, Inc. (the "Company"), including all shares held in the Company's Dividend Reinvestment and Cash Payment Plan, the Company's Investment and Savings Plan, the Company's Deferred Restricted Stock Unit Plan and in the Company's Employee Stock Purchase Plan, which the undersigned is entitled to vote if personally present at the Annual Meeting of Shareholders of the Company to be held at 9:00 A.M. on May 21, 1998 at the Sheraton Chicago Hotel & Towers, 301 East North Water Street, Chicago, Illinois, and at any adjournments or postponements thereof, and confers discretionary authority upon each such proxy to vote upon any other matter properly brought before the meeting.

Please specify your choices by marking the appropriate boxes on the reverse side of this Proxy. The shares represented by this Proxy will be voted as you designate on the reverse side. If no designation is made, the shares will be voted for the election as directors of the nominees named in Item 1 and for Items 2 and 3. The shares of common stock represented by this Proxy cannot be voted unless you sign and return this Proxy.


                                         SEE REVERSE SIDE

ITEM 1. Election of Directors

     FOR all nominees     WITHHOLD AUTHORITY                 *EXCEPTIONS[_]
     listed below [_]     for all nominees listed below [_]

Director Nominees: Bette B. Anderson, Rand V. Araskog, Ramani Ayer, Robert A. Burnett, Donald R. Frahm, Paul G. Kirk, Jr., Robert W. Selander, Lowndes A. Smith, H. Patrick Swygert, DeRoy C. Thomas, Gordon I. Ulmer and David K. Zwiener.

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "EXCEPTIONS" box and write that nominee's name in the space provided below.)

*EXCEPTIONS:
            --------------------------------------------------------------------

ITEM 2. Amendment of the Company's certificate of incorporation to increase the number of the Company's authorized shares of common stock.

        FOR  [_]    AGAINST [_]    ABSTAIN [_]

ITEM 3. Ratification of the appointment of Arthur Andersen LLP as independent auditors of the Company for the fiscal year ending December 31, 1998

        FOR  [_]    AGAINST [_]    ABSTAIN [_]


        MARK THIS BOX IF YOU PLAN TO ATTEND THE ANNUAL MEETING  [_]

              CHANGE OF ADDRESS OR COMMENTS MARK HERE  [_]



------------------------------------------   -----------------------------, 1998
               Signature                                 Date


Note: Please add your title if you are signing for a corporation or other business entity, or as attorney, administrator, executor, guardian, trustee or in any other representative capacity.

Votes MUST be indicated by (X) in black or blue ink.